Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

On September 30, 2024, (the “Closing Date”), Dorchester Minerals, L.P., a Delaware limited partnership (the “Partnership”), completed the acquisition of mineral, royalty and overriding royalty interests in producing and non-producing oil and natural gas properties (the “Acquisition”), pursuant to the Contribution and Exchange Agreement (the “Contribution and Exchange Agreement”) entered into on September 12, 2024, with West Texas Minerals LLC, a Delaware limited liability company, Carrollton Mineral Partners, LP, a Texas limited partnership (“CMP”), Carrollton Mineral Partners Fund II, LP, a Texas limited partnership, Carrollton Mineral Partners III, LP, a Texas limited partnership, Carrollton Mineral Partners III-B, LP, a Texas limited partnership, Carrollton Mineral Partners IV, LP, a Texas limited partnership, CMP Permian, LP, a Texas limited partnership, CMP Glasscock, LP, a Texas limited partnership, and Carrollton Royalty, LP, a Texas limited partnership (collectively, the “Contributors”), the terms and conditions of which provided for the Contributors to contribute certain interests in oil and natural gas properties, rights and related assets (the “Properties”) to the Partnership in exchange for 6,721,144 common units representing limited partnership interests in the Partnership (“Common Units”), subject to adjustment pursuant to a customary title defect process. The Properties consist of mineral, royalty and overriding royalty interests in producing and non-producing oil and natural gas properties representing approximately 14,225 net royalty acres located in 14 counties across New Mexico and Texas. The Contribution and Exchange Agreement includes customary representations, warranties, covenants and indemnities of the Partnership and the Contributors and also provided for the Contributors to pay the Partnership at closing an amount of cash equal to the aggregate amount of cash receipts from or attributed to the Properties that were received by the Contributors during the period beginning July 1, 2024 and ending September 30, 2024 (“Contributed Cash”).

The following financial statement presents the Partnership’s unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 (the “pro forma statement of operations”). The pro forma statement of operations gives effect to the Acquisition as if it had occurred on January 1, 2024, and has been prepared from the respective historical consolidated income statement of the Partnership for the year ended December 31, 2024 and the unaudited financial information of the Contributors for the period of January 1, 2024 through September 30, 2024. The unaudited pro forma condensed combined balance sheet and supplemental pro forma disclosures about oil and natural gas producing activities as of December 31, 2024, are not presented, as the Acquisition had been completed as of that date. Accordingly, the Acquisition is reflected in the Partnership’s balance sheet and supplemental oil and natural gas data as of December 31, 2024, as reflected in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2024.

The pro forma statement of operations should be read together with the Partnership’s audited historical consolidated financial statements for the year ended December 31, 2024, which are included in the Partnership’s Annual Report on Form 10-K, filed with the SEC on February 20, 2025, and the unaudited Combined Statement of Revenues and Direct Operating Expenses of the Contributors for the six months ended June 30, 2024 included as Exhibit 99.2 in the Partnership’s Current Report on Form 8-K/A filed with the SEC on October 16, 2024.

The assumptions and estimates underlying the unaudited adjustments to the pro forma statement of operations are described in the accompanying notes, which should be read together with the pro forma statement of operations. The pro forma adjustments related to the Acquisition are based on accounting judgments and currently available information and assumptions that management believes are reasonable and are subject to change. Accordingly, these pro forma adjustments have been made solely for the purpose of providing this pro forma statement of operations.

The pro forma statement of operations is presented for illustrative purposes only, in accordance with Article 11 of Regulation S-X. The pro forma financial information is not necessarily indicative of the results of operations that would have been realized had the Acquisition actually been completed on the date indicated, nor are they indicative of the Partnership’s future financial operating results.

Dorchester Minerals, L.P.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2024

(In thousands, except per unit amounts)

	Partnership Historical	Contributors Financials	Pro Forma Adjustments		Pro Forma Combined
Operating revenues:
Royalties	$137,465	$20,166	$-		$157,631
Net profits interest	21,856	-	-		21,856
Lease bonus	314	-	-		314
Other	1,888	-	-		1,888
Total operating revenues	161,523	26,117	-		187,640

Costs and expenses:
Production taxes	6,884	1,088	-		7,972
Operating expenses	7,671	966	-		8,637
Depreciation, depletion and amortization	42,588	-	23,421	(b)	66,009
General and administrative	11,931	-	-		11,931
Total costs and expenses	69,074	2,054	23,421		95,549

Net income	$92,449	$18,112	$(23,421)		$87,140

Allocation of net income:
General Partner	$3,249		$(212	) (c)	$3,037
Unitholders	$89,200		$(5,097	) (c)	$84,103
Net income per common unit (basic and diluted)	$2.13				$1.80
Weighted average basic and diluted common units outstanding	41,811		5,013	(a)	46,824

Dorchester Minerals, L.P.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(In thousands)

1. Basis of Presentation

The unaudited pro forma condensed combined statement of operations (the “pro forma statement of operations”) was prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of SEC Regulation S-X, and presents the pro forma results of operations of the Partnership after giving effect to the Acquisition.

The pro forma statement of operations for the year ended December 31, 2024 gives pro forma effect to the Acquisition as if the Acquisition had occurred on January 1, 2024, the beginning of the earliest period presented.

The pro forma statement of operations is not necessarily indicative of what the actual results of operations would have been had the transaction taken place on the dates indicated, nor are they indicative of the future consolidated results of operations of the Partnership following the transaction.

The pro forma basic and diluted earnings per share amounts presented in the pro forma statement of operations are based on the weighted average number of the Common Units outstanding, assuming the Acquisition occurred at the beginning of the earliest period presented.

2. Pro Forma Adjustments

The pro forma adjustments are based on estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial statement:

(a)

Represents the impact of the 6,721,144 Common Units issued to the Contributors as consideration in the Acquisition on the weighted average units outstanding for the nine-month period ended September 30, 2024. The impact of the Common Units issued to the Contributors as consideration in the Acquisition on the weighted average units outstanding for the three-month period ended December 31, 2024 is already reflected in the Partnership’s historical consolidated income statement for the year ended December 31, 2024.

(b)

Represents the increase in depletion expense computed on a unit of production basis following the allocation of the cost of the Acquisition to oil and natural gas properties, as if the Acquisition was consummated on January 1, 2024. The Acquisition was accounted for as an acquisition of assets under U.S. GAAP. Accordingly, the cost of the acquisition was allocated on a relative fair value basis and transaction costs were capitalized as a component of the cost of the assets acquired. Accordingly, and for the purposes of providing this pro forma statement of operations, the net cost of the acquisition of $193.7 million was capitalized to the Partnership’s proved oil and natural gas properties as if the Acquisition occurred on January 1, 2024, thus increasing the cost basis of the Partnership’s oil and natural gas properties subject to depletion. The cost of the acquisition consisted of 6,721,144 Common Units issued to the Contributors valued at $202.6 million; less net final settlement cash receipts of $9.8 million, including Contributed Cash of $7.2 million; plus capitalized transactions costs of $0.9 million.

(c)	Reflects the impact on the allocation of net income attributable to the General Partner and Common Unitholders as a result of the Condensed Combined Statement of Operations of the Acquisition.